MILLER, NASH, WIENER, HAGER & CARLSEN LLP
                                Attorneys at Law
                        111 S.W. Fifth Avenue, Suite 3500
                           Portland, Oregon 97204-3699
                                 (503) 224-5858
                               (503) 224-0155 fax


                                 August 21, 1998


Barrett Business Services, Inc.
4724 S.W. Macadam Avenue
Portland, Oregon  97201



Gentlemen:

We have acted as counsel to Barrett Business Services, Inc., a Maryland corporation (the "Company"), in connection with the registration by the Company of 894,642 outstanding shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"). This opinion is being rendered in connection with the filing of a Registration Statement on Form S-3 covering resales of the Shares with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

As counsel for the Company, we are familiar with the actions taken by the stockholders and board of directors of the Company with respect to the authorization and issuance of the Shares. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

Based on the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

We consent to the use of this opinion in the Registration Statement and in any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,



                                /s/ MILLER, NASH, WIENER, HAGER & CARLSEN LLP